Camflo International Inc.

&

Spearhead Resources Inc.

__________________________________________________________________

Suite# 275 999-8 Street S.W., Calgary, Alberta, Canada, T2R-1J5

Tel (403) 531-1700 Fax (403) 531-1719

(403) 265- 5900

September 22, 2004 NEWS RELEASE

TSX Venture Symbol: CFF

: SHD

Shareholders Approve Amalgamation

At Special Meetings of the Shareholders, held concurrently in Vancouver, BC and Calgary, AB, shareholders of both Camflo International Inc. and Spearhead Resources Inc. have approved the proposed amalgamation between the two companies as detailed in the Press Release dated July 16, 2004. The resulting company will be called “Arctos Petroleum Corp.”. Closing of the amalgamation is expected to take place on September 30, 2004 subject to final TSX Venture Exchange approval.

For further information, please contact:

Thomas A. Doyle, Douglas Street

Phone: (604) 685-9181 Phone (403) 265-5900

Email: camflo@telus.net Email: dstreet@spearheadresources.com

CAMFLO INTERNATIONAL INC. SPEARHEAD RESOURCES INC.

Thomas A. Doyle, President, CEO Douglas Street, President

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED OF THE

INFORMATION CONTAINED HEREIN.